Exhibit 99.1

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 1

FOR IMMEDIATE RELEASE

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance

CHANGGE CITY and BEIJING, China, August 10, 2009 /PRNewswire-FirstCall/ — Zhongpin Inc. (“Zhongpin”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China (“China”), today reported higher revenues, net income, and diluted earnings per share for the second quarter 2009 and reaffirmed its prior guidance for the full year 2009.

Second quarter 2009 highlights:

•	Revenues increased 17.7 percent in the second quarter 2009 to $161.8 million from $137.5 million in the second quarter 2008.

•	Net income increased 25.9 percent to $10.7 million in the second quarter 2009 from $8.5 million in the second quarter 2008.

•	Diluted earnings per share increased 24.1 percent to $0.36 in the second quarter 2009 from $0.29 in the second quarter 2008.

•	The downward trend of hog and pork prices during the second quarter turned upward in June and prices have continued at higher levels in July and early August.

•	Prior guidance for 2009 is reaffirmed.

•	New vegetable and fruit processing plant in Changge began production in April.

•	Construction of a new pork processing plant in Tianjin began in April.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin Inc., said, “The second quarter was unusual for us, primarily due to the temporary fear consumers had about getting the A(H1N1) flu from pork products, which the world’s health agencies have confirmed is not possible.”

In late April 2009, the A(H1N1) flu was reported in Mexico, the United States, Europe, and other countries. In June 2009, the A(H1N1) flu was reported in China, which adversely affected the country’s pork industry, as it has in other countries throughout the world. Pork sales significantly declined in China due to consumers’ fear of contracting the disease through pork consumption. The Chinese government took steps to ease the fear by educating consumers that eating pork will not cause the flu and by renaming the virus as the “A(H1N1) flu” (the same identification used by the World Health Organization and the U.S. Centers for Disease Control and Prevention) in an effort to resume the consumption of pork products and to protect the hog breeding and pork industries. With these efforts, the consumption of pork in China recovered in mid-May, approximately two weeks after the initial reports of the A(H1N1) flu in North America.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 2

Pricing and tonnage

Hog and pork prices decreased sequentially about 20 percent during the second quarter from the first quarter 2009, primarily because the supply of hogs was higher than the market demand. The imbalance in supply and demand was due primarily to three factors, (1) an oversupply of hogs, (2) to a lesser extent, the seasonal decline in market demand for pork that is typically associated with warmer weather, and (3) the global outbreak of the A(H1N1) flu virus in April 2009, which temporarily scared consumers and adversely affected the hog and pork industries.

Mr. Zhu continued, “During the second quarter, with the disruptions in the market, we acted to minimize the effect on the company and maximize our potential benefit from the temporary price and volume declines by (1) increasing our sales in our highest gross margin products, which are prepared pork products, (2) extending payment terms to encourage sales, especially in prepared pork products with the highest margins, (3) purchasing more hogs as the prices declined to increase our inventory of frozen pork, because we assumed that prices were temporarily depressed and would recover, which should give us higher gross profits as we sell from lower-cost inventory at higher prices, and (4) sustaining our market and capacity expansions and research and development program.”

Hog and pork prices began to increase in June and have continued at higher levels in July and early August 2009.

Pork prices were also affected in June by the Chinese government, which bought frozen pork to add to the country’s national pork reserves. The government increased the national pork reserves to stabilize the price and protect the interests of hog breeding farmers.  The government’s purchasing policy is based on the relationship of the price of hogs to the price of corn (the principal hog feed). The government authorized certain qualified enterprises, including Zhongpin, to acquire hogs and to slaughter, process, and stock them as frozen pork. That purchasing has tended to support higher hog and pork prices, so that the market price of hogs was above the breakeven point for farmers. Since the end of the second quarter of 2009, hog and pork prices have increased about 10 percent.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 3

For the second half of 2009, we continue to expect steady growth in the sales of our pork and pork products. The recent decline in the price of live hogs has caused a number of hog breeders to terminate their breeding operations, which we expect will reduce the oversupply of live hogs during the second half of 2009. We anticipate a change in the supply of live hogs, which we expect will cause prices to stabilize and to begin increasing in the second half of 2009.

Market and capacity expansions continue

Mr. Zhu continued, “This year we are continuing to implement our strategic plan to sustain the growth we have experienced in the last five years.

“For example, in January 2009, we began operating our new chilled and frozen pork plant in eastern Henan province. It has an annual capacity of approximately 80,000 metric tons. In April 2009, we started processing in our new vegetable and fruit facility in Changge, It has an annual capacity of 30,000 metric tons.

“Over the next 12 months, we expect to continue to expand our distribution channel and develop new markets. Through our aggressive marketing campaign, we also expect to increase our brand awareness and customer loyalty. In addition, we intend to streamline further our supply chain to create a unified, safe, and efficient cold-chain logistics system.

“Research and development is important for our continuing success. Working with China Agriculture University, we have established the Henan Province Prepared Meat Products Technology Research Center, which has been certified by the Technology Bureau of Henan Province. This research center will increase our research and development capability.

“We also have invested in training and human resources development for our employees so that we can sustain rapid and healthy growth while maintaining an attractive profit margin.”

Outlook for pork demand in the expanding Chinese economy

“As a result of the education consumers have received about the recent A(H1N1) virus, they increasingly are focusing on food safety, which highlights the importance of high-quality products and stringent testing procedures. Highest quality and stringent testing are the foundation of Zhongpin’s modernized, safe, and hygienic processing facilities.

"With China's live hog prices and pork prices beginning to recover during the latter part of the second quarter, we expect that the upward trend is likely to continue in the cooler second half of 2009, when pork consumption typically increases. Further supporting that outlook is China’s economy, which is expected to grow at higher rates than in the first half of 2009.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 4

“Pork is China’s primary source of protein. We believe the outlook for the long-term potential of China's meat processing industry remains very positive. We plan to continue to expand our distribution and processing plants to serve this market opportunity and build a leading brand position in the pork category.

“We expect to increase our market share in the meat and meat products segment of our target markets in the second half of this year.

“Based on our operating results for the first half of 2009, we remain confident in our ability to reach our forecast results for the full year 2009 and are maintaining our prior guidance.”

Guidance

Zhongpin’s full year 2009 guidance for revenues continues to be in the range of $780 million to $810 million, with a gross margin of approximately 12.0 percent, net profit margin of at least 6.0 percent, and diluted earnings per share in the range of $1.50 to $1.63, assuming common shares used to calculate diluted EPS are 30.7 million shares. This guidance also assumes that hog and pork prices increase about 10 percent during the third quarter and stabilize at that new level in the fourth quarter.

Revenues

Revenues in the second quarter 2009 increased 17.7 percent to $161.8 million from $137.5 million in the second quarter 2008. The growth was primarily due to higher demand for pork and pork products, partly offset by lower average prices.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 5

The following table shows sales by product division for the three months ended June 30, 2009 and 2008.

	Sales by Division (unaudited)
	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	52,086	$83.3	$1,599	29,435	$71.9	$2,443
Frozen pork	36,231	55.0	$1,518	20,881	49.0	$2,347
Prepared pork products	10,189	20.4	$2,002	5,720	13.2	$2,308
Vegetables and Fruits	2,731	3.1	$1,135	4,349	3.4	$782
Total	101,237	$161.8	$1,598	60,385	$137.5	$2,277

Chilled pork revenues increased on higher tonnage at lower average prices. In the second quarter 2009, our revenues from chilled pork products increased by 15.9 percent above the second quarter 2008. Chilled pork tonnage increased 77.0 percent in the second quarter 2009 over the second quarter 2008. Our average price per metric ton for chilled pork during the second quarter 2009 decreased 34.5 percent from the second quarter 2008.

Frozen pork revenues increased on higher tonnage at lower average prices. During the second quarter, our revenues from frozen pork products increased by 12.2 percent from the second quarter 2008. Frozen pork tonnage increased 73.5 percent in the second quarter 2009 over the second quarter 2008. Our average price per metric ton for frozen pork during the second quarter 2009 decreased 35.3 percent from the second quarter 2008.

Prepared pork revenues increased on higher tonnage at lower average prices. In the second quarter, our revenues from prepared pork products increased 54.5 percent over the second quarter 2008. Prepared pork tonnage increased 78.1 percent in the second quarter 2009 over the second quarter 2008. Our average price per metric ton for prepared pork products during the second quarter 2009 decreased 13.3 percent from in the second quarter 2008.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 6

Pork and pork products in total were 98.1 percent of total revenues in the second quarter 2009.

Vegetables and fruits revenues decreased on lower tonnage at higher average prices. In the second quarter, our revenues from vegetables and fruits decreased 8.8 percent from the second quarter 2008. Tonnage of vegetables and fruits decreased 37.2 percent in the second quarter 2009 over the second quarter 2008. Our average price per metric ton for vegetables and fruits in the second quarter increased 45.1 percent from the second quarter 2008.

Vegetables and fruits were 1.9 percent of total revenues in the second quarter 2009.

The increase in metric tons of pork and pork products sold during the second quarter 2009 was partly due to our effort to expand our retail distribution channels. The following table shows the changes in our retail distribution channels since June 30, 2008.

	Numbers of Stores and Cities Generating Sales Volume (unaudited)
	June 30,		Net Increase	Percentage Increase
	2009	2008
STORES AND COUNTERS
Showcase stores	138	116	22	19.0%
Branded stores	982	934	48	5.1%
Supermarket counters	2,015	1,910	105	5.5%
Total	3,135	2,960	175	5.9%

CITIES
First-tier cities	29	29	0	0.0%
Second-tier cities	113	97	16	16.5%
Third-tier cities	355	300	55	18.3%

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 7

In addition, expansion in our distribution channels and geographical coverage has been a significant factor in increasing our sales volume. The following table shows our revenues by distribution channel for the second quarters of 2009 and 2008.

	Sales by Distribution Channel (Dollars in millions) (unaudited)
	Three months ended June 30,		Net Increase	Percentage Increase
	2009	2008
Retail channels	$71.1	$55.7	$15.4	27.6%
Food services distributors	46.6	39.7	6.9	17.4%
Restaurants and noncommercial	42.4	40.7	1.7	4.2%
Export	1.7	1.4	0.3	21.4%
Total	$161.8	$137.5	$24.3	17.7%

The increase in sales to different distribution channels was mainly due to the following factors:
(1) our production capacity has increased because our new Jilin, Tianjin, Hebei, and Yongcheng production facilities started production in late 2008 or early 2009; (2) we have built up our brand image and recognition through advertisements on national and local television and through product promotions; (3) we have increased the number of stores and other channels through which we sell our products; and (4) we believe consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products. As presented in the table above, our most significant revenue increases were generated from our retail channels and our food services distributors. Retail channels are the highest-gross-profit -margin channels and are the channels through which we build up our Zhongpin brand recognition in the market.

Cost of sales and gross profit margin

Our cost of sales increased 18.7 percent to $142.9 million in the second quarter 2009 from $120.4 million in the second quarter 2008. Our costs of sales primarily include our expenses in raw materials, labor costs, and overhead.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 8

	Cost of Sales by Division (unaudited)
	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	52,086	$74.6	$1,432	29,435	$62.9	$2,137
Frozen pork	36,231	51.1	$1,410	20,881	44.0	$2,107
Prepared pork products	10,189	14.7	$1,443	5,720	10.6	$1,853
Vegetables and Fruits	2,731	2.5	$915	4,349	2.9	$667

Total	101,237	$142.9	$1,412	60,385	$120.4	$1,994

Our gross profit margin (gross profit divided by sales revenue) decreased to 11.7 percent in the second quarter 2009 from 12.4 percent in the second quarter 2008. The decrease in the gross margin was primarily due to higher labor costs due to implementing the new labor law in China, the increase in our depreciation expense resulting from the new production facilities that were put into service over the past year, and our strategic decision to take steps to increase our market share and utilization rate. As a result, our gross profit margin was lower than the level we would expect to achieve when we fully integrate our new production facilities and open new regional markets for our products. We intend to adjust our production levels and product mix and the percentages of our sales through our different sales channels in the coming quarters to increase our gross profit margin.

General, administrative, and selling expenses

General and administrative expenses decreased 22.2 percent to $4.2 million in the second quarter 2009 from $5.4 million in the second quarter 2008. As a percentage of revenues, general and administrative expenses decreased to 2.6 percent in the second quarter 2009 from 4.0 percent in the second quarter 2008. The decrease was primarily due to a $0.7 million decrease in advertising expenses and a $0.4 million decrease in consulting fees, partly offset by a $0.6 million increase in salary expense due to the expansion of our business.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 9

Selling expenses increased 21.7 percent to $2.8 million in the second quarter 2009 from $2.3 million in the second quarter 2008, mainly due to successful selling efforts to achieve higher sales in pork and pork products and to higher transportation fees and higher salaries. Selling expenses as a percent of revenues remained at 1.7 percent in the second quarters of 2009 and 2008.

Interest expense

Interest expense, net of interest income, increased 116.7 percent to $1.3 million in the second quarter 2009 from $0.6 million in the second quarter 2008, due to an increase of $10.4 million in short-term bank loans and an increase of $26.4 million in long-term bank loans.

Gain on disposal of a subsidiary

On June 30, 2009, an unaffiliated company purchased the equity of our former subsidiary, Henan Zhongpin Industry Company Limited, for RMB 8.4 million (about $1.2 million), which resulted in a gain of about $0.7 million. This subsidiary held the assets of our former production facilities in Yanling city in the Henan province that we decided to sell, mainly because of the population expansion near the plant and the projected cost to retrofit the plant to meet new environmental requirements.

Income taxes

The effective tax rate in China on income generated from the sale of prepared products is 25 percent. There is no income tax on income generated from the sale of raw meat, raw vegetables, or raw fruits. The increase of $0.4 million in the provision for income taxes in the second quarter 2009 from the second quarter 2008 was due to our higher revenue from prepared pork products.

Net income

Net income increased 25.9 percent to $10.7 in the second quarter 2009 from $8.5 million in the second quarter 2008 primarily due to higher revenues from higher tonnage sold at lower average prices, good control of expenses, and the gain on the disposal of a subsidiary, partly offset by higher interest expense supporting capacity and systems expansions and by higher income taxes on higher-margin prepared pork products.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 10

Earnings per share

Primary earnings per share increased 24.1 percent to $0.36 in the second quarter 2009 from $0.29 in the second quarter 2008. Diluted earnings per share increased 24.1 percent to $0.36 in the second quarter 2009 from $0.29 in the second quarter 2008.

Liquidity and Capital Resources

At June 30, 2009 we had cash and cash equivalents of $26.3 million, and our working capital was $(14.4) million. Working capital is defined as current assets minus current liabilities.

For the six months ended June 30, 2009, net cash provided by operating activities was $7.0 million, net cash used in investing activities was $50.8 million, and net cash provided from financing activities was $28.3 million. Cash and cash equivalents decreased by $15.5 million in the six months ended June 30, 2009, primarily due to higher accounts receivable in support of higher revenues, higher inventories as we bought lower-priced hogs to stockpile frozen pork in anticipation of higher pork prices later, and higher depreciation expense due to higher property, plant, and equipment in service.

We believe our existing cash and cash equivalents, together with our available lines of credit that totaled $206.8 million at June 30, 2009, will be sufficient to finance our investment in new facilities, operating requirements, and anticipated capital expenditures of approximately $62.8 million over the next 12 months to fund our capacity expansion, construct supporting facilities, and supplement our working capital to enable us to strengthen our market position and accelerate our growth.

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast at 8:00 a.m. Eastern Daylight Time in New York on Monday, August 10, 2009 (which is 2000 hours in Beijing on the same day).

Speaking on the call will be Mr. Xianfu Zhu, Chairman and CEO, Mr. Baoke Ben, Board Director and EVP, Mr. Warren (Feng) Wang, VP and CFO, and Mr. Sterling Song, Investor Relations Manager.

To participate in the live conference call, please dial one of the following numbers five to ten minutes prior to the scheduled starting time. When prompted by the operator, please enter the participant PIN code shown below to be connected to the call.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 11

U.S. toll-free number                                                                        1-866-549-1292
International dial-in number                                                            +852-3005-2050
Mainland China toll-free number                                                    40 0681 6949
Participant PIN code                                                                        326957#

A simultaneous live webcast of the conference call will be available on the Investor Relations section of Zhongpin’s website at www.zpfood.com. To listen to the call, please go to the website at least 15 minutes before the call’s start to register and to download and install any necessary audio software. An archive of the webcast will be available shortly after the conference call and can be reached in the Investor Relations section of Zhongpin’s website.

A telephone replay of the call will be available after the conclusion of the conference call through 9:00 a.m. Eastern Daylight Time on September 9, 2009. The number for the toll-free telephone replay in the U.S. is 1-866-753-0743, with the conference reference number of 145136#. The international telephone dial-in replay number is +852-3005-2020, with the conference reference number of 145136#.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, fruits, and vegetables in China. Its distribution network in the China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes more than 3,000 retail outlets. Zhongpin's export markets include the European Union and Southeast Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 10 August 2009 — page 12

Safe harbor statement

Certain statements in this news release are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs. These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, any effect from the A(H1N1) virus on Zhongpin’s market or sales, interruptions in the supply of live pigs and or raw pork, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin’s ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin’s future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating Zhongpin’s forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Financial statements follow.

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In U.S. dollars	2009	2008	2009	2008

Revenues
Sales revenues	$161,847,101	$137,526,574	$315,696,550	$246,254,324
Cost of sales	(142,879,580)	(120,422,667)	(277,585,227)	(214,958,874)
Gross profit	18,967,521	17,103,907	38,111,323	31,295,450

Operating expenses
General and administrative expenses	(4,239,704)	(5,433,433)	(8,847,990)	(9,419,462)
Selling expenses	(2,787,080)	(2,331,400)	(5,580,358)	(4,315,633)
Research & development expenses	5,227	(6,778)	(25,351)	(425,410)
Gain on disposal of a subsidiary	654,086	—	654,086	—
Amortization of loss from sale-leaseback transaction	(16,672)	—	(33,329)	—
Total operating expenses	(6,384,143)	(7,771,611)	(13,832,942)	(14,160,505)

Income from operations	12,583,378	9,332,296	24,278,381	17,134,945

Other income (expense)
Interest expense, net	(1,263,975)	(632,542)	(2,763,495)	(803,028)
Other income (expense), net	121,943	(143,457)	291,349	(101,323)
Government subsidies	127,453	432,339	222,408	571,883
Total other income (expense)	(1,014,579)	(343,660)	(2,249,738)	(332,468)
Net income before taxes	11,568,799	8,988,636	22,028,643	16,802,477
Provision for income taxes	(845,351)	(466,827)	(1,563,896)	(992,907)

Net income	$10,723,448	$8,521,809	$20,464,747	$15,809,570

Foreign currency translation adjustment	$115,825	$3,831,009	$(263,147)	$9,770,503
Comprehensive income	$10,839,273	$12,352,818	$20,201,600	$25,580,073

Basic earnings per common share	$0.36	$0.29	$0.69	$0.54
Diluted earnings per common share	$0.36	$0.29	$0.69	$0.53
Basic weighted average shares outstanding	29,709,893	29,417,845	29,694,105	29,375,615
Diluted weighted average shares outstanding	29,905,720	29,822,935	29,852,635	29,841,190

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

In U.S. dollars
	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$26,344,867	$41,857,166
Restricted cash	20,776,018	17,040,201
Bank notes receivable	6,448,719	1,268,890
Accounts receivable, net of allowance for doubtful accounts of $1,741,421 and $1,215,901	32,643,512	20,432,752
Other receivables, net of allowance for doubtful accounts of $176,559 and $500,447	1,535,797	1,907,243
Purchase deposits	3,701,447	4,308,852
Inventories	27,706,723	16,724,217
Prepaid expenses and deferred charges	333,803	360,265
VAT recoverable	11,011,520	7,432,365
Assets held for sale	—	623,871
Deferred tax assets	310,627	311,055
Other current assets	166,071	96,402
Total current assets	130,979,104	112,363,279

Property, plant, and equipment (net)	174,211,358	133,684,051
Deposits for purchase of land usage rights	8,830,929	6,429,295
Construction in progress	21,455,568	40,773,039
Land usage rights	60,521,188	35,983,947
Deferred charges	214,706	231,769
Other non-current assets	411,935	412,503
Total assets	$396,624,788	$329,877,883

LIABILITIES AND EQUITY
Current liabilities
Short-term loans	$82,144,059	$67,893,001
Bank notes payable	18,494,123	13,252,180
Long-term loans - current portion	4,536,836	145,671
Accounts payable	12,129,725	9,528,937
Other payables	16,859,553	7,130,384
Accrued liabilities	5,211,242	5,055,660
Deposits from customers	4,349,826	4,331,774
Tax payable	1,561,732	1,382,589
Deferred tax liabilities	94,682	94,812
Total current liabilities	145,381,778	108,815,008

Deposits from customers	2,229,041	2,420,967
Capital lease obligation	3,526,204	4,252,743
Long-term loans	33,618,140	23,475,174

Total liabilities	184,755,163	138,963,892

Equity
Preferred stock: par value $0.001; 25,000,000 authorized; 2,094,037 and 2,129,200 shares issued and outstanding	2,094	2,129
Common stock: par value $0.001; 100,000,000 authorized; 27,629,951 and 27,504,918 shares issued and outstanding	27,630	27,505
Additional paid in capital	106,434,716	105,680,772
Retained earnings	86,573,742	66,108,995
Accumulated other comprehensive income	18,831,443	19,094,590
Total equity	211,869,625	190,913,991
Total liabilities and equity	$396,624,788	$329,877,883

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

In U.S. dollars	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$20,464,747	$15,809,570
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	3,772,108	1,876,533
Amortization	400,476	218,720
Allowance for doubtful accounts	204,524	585,626
Other income	(105,725)	—
Gain on disposal of a subsidiary	(649,669)	—
Non-cash compensation expense	754,034	809,146

Changes in operating assets and liabilities:
Accounts receivable	(12,807,660)	(817,864)
Other receivables	654,943	1,122,962
Purchase deposits	402,479	1,581,114
Prepaid expense	42,697	12,649
Inventories	(11,012,841)	1,311,277
Tax refunds receivable	(3,588,961)	(1,627,559)
Other current assets	(69,793)	—
Accounts payable	2,632,558	1,532,950
Other payables	5,533,564	993,816
Accrued liabilities	258,905	1,351,874
Taxes payable	181,024	1,944,718
Deposits from customers	(32,698)	5,092,966
Net cash provided (used) by operating activities	7,034,712	31,798,498

Cash flows from investing activities:
Deposits for purchase of land usage rights	(7,245,146)	(28,361)
Construction in progress	(19,063,158)	(46,485,710)
Additions to property and equipment	(6,064,018)	(3,077,784)
Additions to land usage rights	(15,896,295)	(360,698)
Proceeds on disposal of fixed assets	50,023	74,281
Increase in restricted cash	(3,758,823)	(2,709,643)
Proceeds from disposal of a subsidiary	1,226,182	—
Net cash used in investing activities	(50,751,235)	(52,587,915)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	78,593	(1,167,933)
Proceeds from short-term bank loans	14,342,993	20,410,477
Proceeds from long-term bank loans	14,635,501	9,921,759
Repayment of long-term bank loans	(70,776)	(183,236)
Proceeds from capital lease obligations	(720,604)	—
Proceeds from exercise warrants	—	1,236,923

Net cash provided by financing activities	28,265,707	30,217,990

Effects of rate changes on cash	(61,483)	3,385,625
Increase (decrease) in cash and cash equivalents	(15,512,299)	12,814,198
Cash and cash equivalents, beginning of period	41,857,166	45,142,135
Cash and cash equivalents, end of period	$26,344,867	$57,956,333

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,438,560	$2,079,051
Cash paid for income taxes	1,503,753	431,604

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for Second Quarter 2009 and Reaffirms Guidance
News release of 9 August 2009 — page 16

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Telephone +86 10 5971 2001 in Beijing
Mobile +86 139 2337 7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978
kli@christensenir.com

End.